Exhibit 5.1

March 6, 2015

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as special counsel to Solazyme, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of an aggregate of 4,763,283 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share, issuable pursuant to the Company’s 2011 Equity Incentive Plan and 2011 Employee Stock Purchase Plan (collectively, the “Plans”).

We have examined originals or copies of such documents, corporate records and other instruments as we deemed necessary for the purposes of rendering this opinion.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the Plans upon receipt by the Company of the payment therefor, will be validly issued, fully paid and non-assessable.

We are licensed to practice law in the States of California and New York, and the foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP